Exhibit (e)(i)

UNDERWRITING AGREEMENT

between

BOYAR VALUE FUND, INC.

and

NORTHERN LIGHTS DISTRIBUTORS, LLC

Certain information has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

INDEX

1.	APPOINTMENT OF NLD AND DELIVERY OF DOCUMENTS	1
2.	NATURE OF DUTIES	2
3.	OFFERING OF SHARES	2
4.	LICENSED REPRESENTATIVES OF THE FUNDS	3
5.	REPURCHASE OR REDEMPTION OF SHARES BY THE FUNDS	3
6.	DUTIES AND REPRESENTATIONS OF NLD	4
7.	DUTIES AND REPRESENTATIONS OF THE TRUST	6
8.	INDEMNIFICATION OF NLD BY THE TRUST	8
9.	INDEMNIFICATION OF THE TRUST BY NLD	9
10.	NOTIFICATION BY THE TRUST	10
11.	COMPENSATION AND EXPENSES	11
12.	SELECTED DEALER AND SELECTED AGENT AGREEMENTS	12
13.	CONFIDENTIALITY	12
14.	EFFECTIVENESS AND DURATION	13
15.	DISASTER RECOVERY	13
16.	DEFINITIONS	13
17.	MISCELLANEOUS	14

ATTACHED SCHEDULE(S)

SCHEDULE A

i

UNDERWRITING AGREEMENT

THIS UNDERWRITING AGREEMENT (this “Agreement”) dated the 1st day of July, 2025 (the “Effective Date”), is entered into by and between BOYAR VALUE FUND, INC., a Maryland corporation, having its principal office and place of business at 32 West 39th Street, 9th Floor, New York, New York 10018 (the “Trust”), and NORTHERN LIGHTS DISTRIBUTORS, LLC, a Nebraska limited liability company having its principal office and place of business at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022 (“NLD”). Capitalized terms used herein and not otherwise defined shall have the meaning prescribed to them in Section 16 of this Agreement.

WHEREAS, the Trust is offering shares of beneficial interest (the “Shares”) in separate investment portfolios as set forth on the attached Schedule(s) A, as may be amended from time to time (each a “Fund”; and collectively, the “Funds”); and

WHEREAS, the Trust is an open-end management investment company registered with the SEC under the Investment Company Act; and

WHEREAS, NLD is registered under the Securities Exchange Act, as a broker- dealer and is engaged in the business of selling shares of registered investment companies either directly to purchasers or through other financial intermediaries; and

WHEREAS, the Trust desires that NLD offer, as principal underwriter, the Shares of the Funds to the public, and NLD is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Funds and facilitate the distribution of the Shares;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and NLD hereby agree as follows:

1.	APPOINTMENT OF NLD AND DELIVERY OF DOCUMENTS

(a)          The Trust hereby appoints NLD, and NLD hereby agrees, to act as principal underwriter and distributor of the Shares of the Funds for the period and on the terms set forth in this Agreement. In connection therewith, the Funds have delivered to NLD current copies of:

(i)         the Trust’s Agreement and Declaration of Trust and By-laws (the “Organizational Documents”);

(ii)        the Trust’s current Registration Statement;

(iii)       the Trust’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(iv)      the Trust’s current Prospectus;

(v)       any current plan of distribution or similar document adopted by the Funds under Rule 12b-1 (“Plan”) and each current shareholder service plan or similar document adopted by the Trust (“Service Plan”).

(b)          The Trust shall promptly furnish NLD with:

(i) all amendments of or supplements to the foregoing; and (ii) a copy of any resolutions of the Board appointing NLD as principal underwriter of the Funds and authorizing the execution and delivery of this Agreement.

2.	NATURE OF DUTIES

(a)           NLD shall act as distributor of the Funds except that the rights given under this Agreement to NLD shall not apply to: (i) Shares issued in connection with the merger, consolidation or reorganization of any other investment company or series or class thereof with a Fund or class thereof; (ii) the Trust’s acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company or series or class thereof; (iii) the reinvestment in Shares by the Funds’ shareholders of dividends or other distributions; or (iv) any other offering by the Funds of securities to its shareholders (collectively “exempt transactions”).

(b)           Notwithstanding the foregoing, NLD is and may in the future distribute shares of other investment companies including investment companies having investment objectives similar to those of the Funds. The Funds further understand that existing and future investors in the Funds may invest in shares of such other investment companies. The Funds agree that the services that NLD provides to such other investment companies shall not be deemed in conflict with its duties to the Funds under this Agreement.

3.	OFFERING OF SHARES

(a)           NLD shall have the right to buy from the Funds the Shares needed to fill unconditional orders for Shares of the Funds placed with NLD by investors or selected dealers or selected agents (each as defined in Section 12 hereof) acting as agent for their customers’ or on their own behalf. Alternatively, NLD may act as the Funds’ agent, to offer, and to solicit offers to subscribe to, Shares of the Funds.

(b)           The price that NLD shall pay for Shares purchased from the Funds shall be the NAV used in determining the Public Offering Price on which the orders are based. Shares purchased by NLD are to be resold by NLD to investors at the respective Public Offering Price(s), or to selected dealers or selected agents acting in accordance with the terms of selected dealer or selected agent agreements (as described in Section 12 of this Agreement). The Funds will advise NLD of the NAV(s) each time that it is determined by the Funds, or its designated agent, and at such other times as NLD may reasonably request.

(c)           NLD will promptly forward all orders and subscriptions to the Funds or its designated agent. All orders and all subscriptions shall be directed to the Funds for acceptance and shall not be binding until accepted by the Funds. Any order or subscription may be rejected by the Funds; provided, however, that the Funds will not arbitrarily or without reasonable cause refuse to accept or confirm orders or subscriptions for the purchase of Shares. The Funds or the Fund’s designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Funds or the Funds’ designated agent of payment therefore, will issue such Shares in uncertificated form pursuant to the instructions of NLD. NLD agrees to cause such payment and such instructions to be delivered promptly to the Funds or its designated agent.

(d)           The Funds reserve the right to suspend the offering of Shares of the Funds at any time in the absolute discretion of the Board, and upon notice of such suspension NLD shall cease to offer Shares of the Funds specified in the notice.

(e)           No Shares shall be offered by either NLD or the Funds under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Funds if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act, or if and so long as a current Prospectus, as required by Section 10(b) of the Securities Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way limit the Funds’ obligation to repurchase Shares from any shareholder in accordance with the provisions of the Fund’s Organizational Documents or the Prospectus applicable to the Shares.

4.	LICENSED REPRESENTATIVES OF THE FUNDS

At the request of the Trust, a Fund, a Fund’s sponsor, adviser or affiliate, NLD may license certain designated employees as a “registered representative” and maintain their licensed status in accordance with FINRA rules and regulations including, without limitation, the following:

(a)           filing Form U-4’s and fingerprint submission and processing renewals and terminations;

(b)          on-going compliance up-dates and training;

(c)           preparation of materials and training for compliance with FINRA continuing education requirements; and

(d)          supervision of registered representatives.

NLD reserves the right in its sole discretion to refuse to register or maintain the registration for any individual and otherwise impose any requirements, fees or limitations on licensed persons.

5.	REPURCHASE OR REDEMPTION OF SHARES BY THE FUNDS

(a)           Any of the outstanding Shares of the Funds may be tendered for redemption at any time, and the Funds agree to redeem or repurchase the Shares so tendered in accordance with its obligations as set forth in the Organizational Documents and the Prospectus relating to the Shares.

(b)           The Funds or its designated agent shall pay:

(i)        the total amount of the redemption price consisting of the NAV, less any applicable redemption fee, to the redeeming shareholder or its agent, and

(ii)       except as may be otherwise required by FINRA Rules, any applicable deferred sales charges to NLD in accordance with NLD’s instructions on or before the fifth business day (or such other earlier business day as is customary in the investment company industry) subsequent to the Fund or its agent having received the notice of redemption in proper form.

(c)           Redemption of Shares or payment therefore may be suspended at times when the New York Stock Exchange is closed for any reason other than its customary weekend or holiday closings, when trading thereon is restricted, when an emergency exists as a result of which disposal by the Funds of securities owned by the Funds is not reasonably practicable or it is not reasonably practicable for the Funds fairly to determine the value of the Funds’ net assets, or during any other period when the SEC so requires or permits.

6.	DUTIES AND REPRESENTATIONS OF NLD

(a)           NLD shall use reasonable efforts to facilitate the sale of Shares of the Funds upon the terms and conditions contained herein and in the then current Prospectus. NLD shall devote reasonable time and effort to facilitate the distribution of Fund shares but shall not be obligated to sell any specific number of Shares. The services of NLD to the Funds hereunder are not to be deemed exclusive, and nothing herein contained shall prevent NLD from entering into like arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

(b)           NLD will execute and deliver agreements with broker/dealers, financial institutions and other industry professionals based on forms of agreement approved from time to time by the Board with respect to shares of the Funds, including, but not limited to, forms of sales support agreements and shareholder servicing agreements approved in connection with any distribution and/or servicing plan approved in accordance with Rule 12b-1.

(c)           NLD shall be responsible for reviewing and providing advice and counsel on, and filing with FINRA, all sales literature (e.g., advertisements, brochures and shareholder communications, including the Fund’s website) with respect to the Funds. All costs associated with advertising filings shall be paid by the Funds. NLD will forward all FINRA comments on marketing materials to the Fund for incorporation into such materials and the sole responsibility for incorporation of such comments shall remain with the Fund; provided, however, that the Fund shall provide all factual content, opinion, and other content for such materials, and NLD shall not be responsible for the accuracy of the content of such materials, when used thereafter by the Fund or any person authorized by the Fund to use such material; nor shall NLD be responsible for the filing or content of any such materials used by third parties without the authorization of NLD; and provided further that NLD shall not be responsible for filing any materials that fall within the definition of advertising and sales literature if such materials are not provided to NLD in a form suitable for filing in a timely manner.

(d)           NLD will forward all sales related complaints concerning a Fund to the Fund.

(e)           NLD will provide assistance in the preparation of quarterly board materials with regard to sales and other distribution related data reasonably requested by the Board.

(f)           All activities by NLD and its agents and employees as distributor of Shares shall comply with all applicable laws, rules and regulations, including, without limitation, the Investment Company Act, the Securities Act, the Securities Exchange Act, and FINRA Rules, all rules and regulations made or adopted pursuant to the Investment Company Act by the SEC or any securities association registered under the Securities Exchange Act.

(g)           In selling Shares of the Funds, NLD shall use reasonable efforts in all material respects duly to conform with the requirements of all federal and state laws relating to the sale of the Shares. Neither NLD, any selected dealer, any selected agent nor any other person is authorized by the Funds to give any information or to make any representations other than those contained in a Funds’ Prospectus or any advertising materials or sales literature specifically approved in writing by the Funds or their agents.

(h)           NLD shall adopt and follow procedures for the confirmation of sales to investors and selected dealers or selected agents, the collection of amounts payable by investors and selected dealers or selected agents on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of FINRA.

(i)            NLD represents and warrants to the Trust that:

(i)        It is a limited liability company duly organized and existing and in good standing under the laws of the state of Nebraska and it is duly qualified to carry on its business in the state of Nebraska;

(ii)       It is empowered under applicable laws and by its Articles of Organization to enter into and perform this Agreement;

(iii)      All requisite actions have been taken to authorize it to enter into and perform this Agreement;

(iv)      It has, and will continue to have, access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(v)       This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of NLD, enforceable against NLD in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (vi) It is registered under the Securities Exchange Act with the SEC as a broker-dealer, it is a member in good standing of FINRA, it will abide by FINRA Rules, and it will notify the Funds if its membership in FINRA is terminated or suspended;

(vi)      Its selling agreements will require that selling agents comply with applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by the PATRIOT Act, its implementing regulations, and related SEC rules and FINRA Rules; and

(j)            Notwithstanding anything in this Agreement, including the Schedule(s), to the contrary, NLD makes no warranty or representation as to the number of selected dealers or selected agents with which it has entered into agreements in accordance with Section 12 hereof, as to the availability of any Shares to be sold through any selected dealer, selected agent or other intermediary or as to any other matter not specifically set forth herein.

7.	DUTIES AND REPRESENTATIONS OF THE TRUST

(a)           The Trust shall furnish to NLD copies of all financial statements and other documents to be delivered to shareholders or investors at least two (2) Fund Business Days prior to such delivery and shall furnish NLD copies of all other financial statements, documents and other papers or information which NLD may reasonably request for use in connection with the distribution of Shares. The Trust shall make available to NLD the number of copies of the Funds’ Prospectuses as NLD shall reasonably request.

(b)           The Trust shall take, from time to time, subject to the approval of the Board and any required approval of the shareholders of the Funds, all actions necessary to fix the number of authorized Shares (if such number is not unlimited) and to register the Shares under the Securities Act, to the end that there will be available for sale the number of Shares as reasonably may be expected to be sold pursuant to this Agreement.

(c)           The Trust will execute any and all documents, furnish any and all information and otherwise take all actions that may be reasonably necessary to register or qualify Shares for sale in such states as NLD may designate to the Funds and the Funds may approve, and the Funds shall pay all fees and other expenses incurred in connection with such registration or qualification; provided that NLD shall not be required to register as a broker-dealer or file a consent to service of process in any state and the Funds shall not be required to qualify as a foreign corporation, Fund or association in any state. Any registration or qualification may be withheld, terminated or withdrawn by the Funds at any time in its discretion. NLD shall furnish such information and other material relating to its affairs and activities as the Funds require in connection with such registration or qualification.

(d)           The Trust represents and warrants to NLD that:

(i)         It is a business trust duly organized and existing and in good standing under the laws of the state of Delaware;

(ii)        It is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)      All proceedings required by the Organizational Documents have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv)      It is an open-end management investment company registered with the SEC under the Investment Company Act;

(v)       All Shares, when issued, shall be validly issued, fully paid and non-assessable;

(vi)      This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)     The performance by the Trust of its obligations hereunder does not and will not contravene any provision of the Trust’s Agreement and Declaration of Trust.

(viii)    The Registration Statement is currently effective and will remain effective with respect to all Shares of the Funds being offered for sale;

(ix)       The Registration Statement and Prospectus have been or will be, as the case may be, carefully prepared in conformity with the requirements of the Securities Act and the rules and regulations thereunder;

(x)        The Registration Statement and Prospectus contain or will contain all statements required to be stated therein in accordance with the Securities Act and the rules and regulations thereunder; all statements of fact contained or to be contained in the Registration Statement or Prospectus are or will be true and correct at the time indicated or on the effective date as the case may be; and neither the Registration Statement nor any Prospectus, when they shall become effective or be authorized for use, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares;

(xi)       It will from time to time file such amendment or amendments to the Registration Statement and Prospectus as, in the light of then-current and then- prospective developments, shall, in the opinion of its counsel, be necessary in order to have the Registration Statement and Prospectus at all times contain all material facts required to be stated therein or necessary to make any statements therein not misleading to a purchaser of Shares;

(xii)      It shall not file any amendment to the Registration Statement or Prospectus without giving NLD reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Funds’ right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Funds may deem advisable, such right being in all respects absolute and unconditional;

(xiii)    All Shares of the Fund are properly registered in the states as required by applicable state laws; and

(xiv)    Any amendment to the Registration Statement or Prospectus hereafter filed will, when it becomes effective, contain all statements required to be stated therein in accordance with the Investment Company Act and the rules and regulations thereunder; all statements of fact contained in the Registration Statement or Prospectus will, when it becomes effective, be true and correct at the time indicated or on the effective date as the case may be; and no such amendment, when it becomes effective, will include an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares.

(xv)      In connection with any registered representatives maintained under this Agreement, the Trust agrees to cooperate with NLD and provide reports as necessary to maintain appropriate licensing and qualifications and report to NLD any complaints, arbitrations, litigation or any other material matter that may affect a registered representative’s registration status.

(xvi)     It has adopted necessary procedures to comply with the Bank Secrecy Act, as amended by the PATRIOT Act, its implementing regulations, and related SEC rules and FINRA Rules. Consistent with this requirement, the Trust shall ensure that the account opening forms utilized by the Funds contain the necessary customer information such as name, address, taxpayer identification and other information to verify the identity of such customers as well as provide proper notification to customers of such anti-money laundering program adopted by the Trust and/or its service providers.

(xvii)   NLD may rely on and will be held harmless from relying on oral or written instructions it receives from an officer, agent, or legal counsel to the Trust.

8.	INDEMNIFICATION OF NLD BY THE TRUST

(a)           The Trust authorizes NLD and any dealers with whom NLD has entered into dealer agreements to use the latest Prospectus in the form furnished by the Trust in connection with the sale of Shares. The Trust agrees to indemnify, defend and hold NLD, its several officers and managers, and any person who controls NLD within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which NLD, its officers and managers, or any such controlling persons, may incur whether under the Securities Act, the Investment Company Act, state law, or common law or otherwise, arising out of or based upon:

(i)         any untrue statement, or alleged untrue statement, of a material fact required to be stated in any Registration Statement or any Prospectus,

(ii)        the breach of any representations, warranties or obligations set forth herein.

(iii)       any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement or any Prospectus or necessary to make the statements in any of them not misleading,

(iv)       the Trust’s failure to maintain an effective Registration Statement and Prospectus with respect to Shares of the Funds that are the subject of the claim or demand,

(v)        the use of advertising or sales materials that have not been approved by NLD prior to use, or use of any marketing materials that are false or misleading,

(vi)      the Trust’s failure to properly register Fund Shares under applicable state laws, or (vii) all reasonable actions taken by NLD hereunder, including all actions resulting from NLD’s reliance on instructions received from an officer, agent or legal counsel of the Trust.

(b)           The Trust’s agreement to indemnify NLD, its officers or managers, and any such controlling person will not be deemed to cover any such claim, demand, liability or expense to the extent that it arises out of or is based upon:

(i)        any untrue statement or omission made in any Registration Statement or any Prospectus in reliance upon information furnished by NLD, its officers, managers or any such controlling person to the Fund or its representatives for use in the preparation thereof, or

(ii)       willful misfeasance, bad faith or gross negligence in the performance of NLD’s duties, or by reason of NLD’s reckless disregard of its obligations and duties under this Agreement (“Disqualifying Conduct”).

(c)           The Trust’s agreement to indemnify NLD, its officers and managers, and any such controlling person, as aforesaid, is expressly conditioned upon the Trust’s being notified of any action brought against NLD, its officers or managers, or any such controlling person, such notification to be given to the Trust within a reasonable period of time after the summons or other first legal process shall have been served; provided, however, that the failure to timely notify the Trust of any such action shall not relieve the Trust of its indemnification obligations hereunder except to the extent that the Trust is materially prejudiced by such failure.

(d)           The Trust will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Trust and approved by NLD, which approval shall not be unreasonably withheld. If the Trust elects to assume the defense of any such suit and retain counsel of good standing approved by NLD, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, the Trust will reimburse NLD, its officers and managers, or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them.

(e)           The Trust’s indemnification agreement contained in this Section and the Funds’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of NLD, its officers and managers, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to NLD’s benefit, to the benefit of its several officers and managers, and their respective estates, and to the benefit of any controlling persons and their successors. The Trust agrees promptly to notify NLD of the commencement of any litigation or proceedings against the Trust or any of its officers or Board members in connection with the issue and sale of Shares.

9.	INDEMNIFICATION OF THE TRUST BY NLD

(a)       NLD agrees to indemnify, defend and hold the Trust, its several officers and Board members, and any person who controls the Trust within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Trust, its officers or Board members, or any such controlling person, may incur under the Securities Act, the Investment

Company Act, or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust , its officers or Board members, or such controlling person results from such claims or demands:

(i)        arising out of or based upon any Disqualifying Conduct by NLD in connection with the offering and sale of any Shares, or

(ii)       arising out of or based upon any untrue statement of a material fact contained in information furnished in writing by NLD to the Trust specifically for use in the Trust’s Registration Statement and used in the answers to any of the items of the Registration Statement or in the corresponding statements made in the Prospectus, or arising out of or based upon any omission to state a material fact in connection with such information furnished in writing by NLD to the Trust and required to be stated in such answers or necessary to make such information not misleading.

(b)           NLD’s agreement to indemnify the Trust, its several officers and Board members, and any such controlling person, as aforesaid, is expressly conditioned upon NLD’s being notified of any action brought against the Trust, its officers or Board members, or any such controlling person, such notification to be given to NLD within a reasonable period of time after the summons or other first legal process shall have been served, provided, however, that the failure to timely notify NLD of any such action shall not relieve NLD of its indemnification obligations hereunder except to the extent that NLD is materially prejudiced by such failure.

(c)           NLD will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by NLD and approved by the Trust, which approval shall not be unreasonably withheld. If NLD elects to assume the defense of any such suit and retain counsel of good standing approved by the Trust, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in the case NLD does not elect to assume the defense of any such suit, NLD will reimburse the Trust, its several officers and Board members, or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Trust or them.

NLD’s indemnification agreement contained in this Section and NLD’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund, its officers and Board members, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the Trust’s benefit, to the benefit of its several officers and Board members, and their respective estates, and to the benefit of any controlling persons and their successors. NLD agrees promptly to notify the Trust of the commencement of any litigation or proceedings against NLD or any of its officers or managers in connection with the issue and sale of Shares.

10.	NOTIFICATION BY THE TRUST

(a)           The Trust agrees to advise NLD as soon as reasonably practical:

(i)         of any request by the SEC for amendments to any Registration Statement or any Prospectus then in effect;

(ii)        of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or any Prospectus then in effect or of the initiation of any proceeding for that purpose;

(iii)      of the happening of any event that makes untrue any statement of a material fact made in any Registration Statement or any Prospectus then in effect or that requires the making of a change in any Registration Statement or Prospectus in order to make the statements therein not misleading;

(iv)      of all actions of the SEC with respect to any amendment to any Registration Statement or any Prospectus which may from time to time be filed with the SEC;

(v)       if a current Prospectus is not on file with the SEC; and

(vi)      of all advertising, sales materials and other communications with the public required to be filed with FINRA. This obligation shall extend to all revisions of such communications.

For purposes of this section, informal requests by or acts of the staff of the SEC shall not be deemed actions of or requests by the SEC.

11.	COMPENSATION AND EXPENSES

(a)           In consideration of NLD’s services hereunder, the Trust agrees to pay, or to cause the applicable Fund or the applicable Fund’s adviser to pay, to NLD the fees set forth in the attached Schedule(s) A. Fees will begin to accrue with respect to each Fund on the latter of the date of this Agreement or the date NLD begins providing services to or on behalf of such Fund. The monthly Service Fee set forth on the attached Schedule(s) A may be offset by any fees and charges collected and retained by NLD, for the applicable month, as set forth below:

(i)        any applicable sales charge assessed upon investors in connection with the purchase of Shares;

(ii)       any applicable contingent deferred sales charge (“CDSC”) assessed upon investors in connection with the redemption of Shares;

(iii)      the distribution service fees with respect to any Shares of the Fund(s) for which a Plan is effective (the “Distribution Fee”); and

(iv)      the shareholder service fees with respect to any Shares of the Fund(s) for which a Service Plan is effective (the “Shareholder Service Fee”).

(b)           The Distribution Fee and Shareholder Service Fee, if any, shall be accrued daily by the Trust or class thereof and shall be paid monthly as promptly as possible after the last day of each calendar month, at the rate or in the amounts set forth in the Plan(s). The Trust grants and transfers to NLD a general lien and security interest in any and all securities and other assets of the Trust now or hereafter maintained in an account at the Trust’s custodian on behalf of the Trust to secure any Distribution Fees, Shareholder Service Fees, or other fees owed NLD by the Trust under this Agreement. All fees set forth herein shall be due and payable upon receipt of invoice and shall be considered late if payment is not received by NLD within fifteen (15) days of the Fund’s receipt of the invoice. Payments not received within fifteen (15) days may be assessed interest at the maximum amount permitted by law.

(c)            The Trust shall be responsible and assumes the obligation for payment of all the expenses of the Trust, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any Registration Statement and/or any Prospectus (including but not limited to the expense of setting in type any such Registration Statement or Prospectus and printing sufficient quantities for internal compliance, regulatory purposes and for distribution to current shareholders).

The Trust shall bear the cost and expenses (i) of the registration of the Shares for sale under the Securities Act; (ii) of the registration or qualification of the Shares for sale under the securities laws of the various states; (iii) if necessary or advisable in connection therewith, of qualifying the Funds, (but not NLD) as an issuer or as a broker or dealer, in such states as shall be selected by the Trust and NLD pursuant to Section 7(c) hereof; (iv) payable to each state for continuing registration or qualification therein until the Funds decide to discontinue registration or qualification pursuant to Section 7(c) hereof; and (v) payable for standard transmission costs, including costs imposed by the National Securities Clearing Corporation. NLD shall pay all expenses relating to NLD’s broker-dealer qualification.

12.	SELECTED DEALER AND SELECTED AGENT AGREEMENTS

NLD shall have the right to enter into selected dealer agreements with securities dealers of its choice (“selected dealers”) and selected agent agreements with depository institutions and other financial intermediaries of its choice (“selected agents”) for the sale of Shares and to fix therein the portion of the sales charge, if any, that may be allocated to the selected dealers or selected agents; provided, that the Trust shall approve the forms of agreements with selected dealers or selected agents and shall review and approve the compensation set forth therein. Selected dealers and selected agents shall resell Shares of the Funds at the public offering price(s) set forth in the Prospectus relating to the Shares. NLD shall offer and sell Shares of the Funds only within the United States and only to selected dealers who are members in good standing of FINRA.

13.	CONFIDENTIALITY

NLD agrees to treat all records and other information related to the Trust and/or the Funds as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that NLD may:

(a)           Prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)           provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)           release such other information as approved in writing by the Trust or applicable Fund, which approval shall not be unreasonably withheld.

NLD may release any information regarding the Trust or any Fund without the consent of the Trust or the applicable Fund if NLD reasonably believes that it may be exposed to civil or criminal legal proceedings for failure to comply, when requested to release any information by duly constituted authorities or when so requested by the Trust. Each party agrees to comply with Regulation S-P under the Gramm-Leach-Bliley Act.

14.	EFFECTIVENESS AND DURATION

(a)           This Agreement shall become effective as of the Effective Date and have an initial term of two (2) years (the “Initial Term”). This Agreement will continue after the Initial Term so long as such continuance is specifically approved at least annually (i) by the Trust’s Board or (ii) by a vote of a majority of the Shares of the Trust, provided that in either event its continuance also is approved by a majority of the Board members who are not “interested persons” of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)           This Agreement is terminable, without penalty, on sixty (60) days’ notice, by the Board, by vote of a majority of the outstanding voting securities of such Trust, or by NLD.

(c)           This Agreement will automatically and immediately terminate in the event of its “assignment.”

(d)           NLD agrees to notify the Trust immediately upon the event of NLD’s expulsion or suspension by FINRA. This Agreement will automatically and immediately terminate in the event of NLD’s expulsion or suspension by FINRA.

15.	DISASTER RECOVERY

NLD shall maintain disaster recovery procedures in effect making reasonable provisions for the storage and retrieval of information maintained in NLD’s possession.

16.	DEFINITIONS

As used in this Agreement, the following terms shall have the meaning set forth below:

(a)           The “Board” means the Board of Trustees of the Trust.

(b)           “Fund Business Day” means any day on which the NAV of Shares of each Fund is determined as stated in the then current Prospectus.

(c)           “FINRA Rules” means the Constitution, By-Laws, and Rules of Fair Practice of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and any interpretations thereof.

(d)           “Investment Company Act” means the Investment Company Act of 1940, as amended.

(e)           “NAV” means the net asset value per Share of each Fund as determined by the Fund, or its designated agent, in accordance with and at the times indicated in the applicable Prospectus of the Fund on each Fund Business Day in accordance with the method set forth in the Prospectus and guidelines established by the Board.

(f)            “PATRIOT Act” means The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act.

(g)           “Public Offering Price” means the price per Share of the Fund at which NLD or selected dealers or selected agents may sell Shares to the public or to those persons eligible to invest in Shares as described in the Prospectus of the Funds, determined in accordance with such Prospectus under the Securities Act relating to such Shares.

(h)           “Prospectus” means the current prospectus and statement of additional information of the Fund, as currently in effect and as amended or supplemented.

(i)            “Registration Statement” means the Trust’s or any Fund’s (as applicable) Registration Statement on Form N-1A or Form N-2 (as applicable) and all amendments thereto filed with the SEC.

(j)            “Rule 12b-1” means Rule 12b-1 as promulgated under the Investment Company Act.

(k)           “SEC” means the U.S. Securities and Exchange Commission.

(l)             “Securities Act” means the Securities Act of 1933, as amended.

(m)           “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)           The terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have in the Investment Company Act.

17.	MISCELLANEOUS

(a)           No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

(b)           This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Nebraska.

(c)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)           The parties may execute this Agreement or any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)            If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)            In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes, so long as the party that is unable to perform its obligations adopted, implemented and followed a reasonable and appropriate disaster recovery plan.

(g)           NLD shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by NLD or its affiliates.

(h)           Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the state of Nebraska, in accordance with the rules then obtaining of FINRA, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(i)            Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(j)            All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

If to the Trust:	If to NLD:

Boyar Value Fund, Inc.	Northern Lights Distributors, LLC
Attn:	Attn: Legal Department
32 West 39th Street, 9th Floor	4221 North 203rd Street, Suite 100
New York, NY 10018	Elkhorn, NE 68022
Email:	legal@ultimusfundsolutions.com

With a copy to:

Mr. Jeffrey Skinner

Kilpatrick Townsend & Stockton LLP

1001 West Fourth Street

Winston-Salem, NC 27101

(k)           Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(l)            Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

BOYAR VALUE FUND, INC.		NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ Sam Singh	By:	/s/ Kevin Guerette
Name: Sam Singh		Kevin Guerette
Title: President		President

UNDERWRITING AGREEMENT
Schedule A

This Schedule A is part of the Underwriting Agreement effective July 1, 2025 (the “Agreement”) by and between Boyar Value Fund, Inc. (the “Trust”) and Northern Lights Distributors, LLC (“NLD”).

Fund(s)

Boyar Value Fund, Inc.

Each of the above referenced funds a “Fund” and collectively, the “Funds”.

Service Fees:

●	[omitted]

Registered Representative Licensing:

[Fee omitted]

Out-of-Pocket Expenses

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by NLD in connection with activities performed for the Fund(s) including, without limitation:

●	costs associated with any pre-engagement audit work performed by NLD

●	typesetting, printing and distribution of prospectuses and shareholder reports

●	production, printing, distribution and placement of advertising and sales literature and materials

●	engagement of designers, free-lance writers and public relations firms

●	long-distance telephone lines, services and charges

●	postage

●	overnight delivery charges

●	FINRA and registration fees

●	marketing expenses

●	record retention fees

●	travel, lodging and meals

●	NSCC charges

●	Fund platform fees and service fees

●	Website monitoring fees

In the event the fees authorized by the Fund(s) for payment to NLD are insufficient to cover the fees due to NLD for its services provided hereunder, Boyar Asset Management, Inc., the investment adviser to the Fund(s), agrees to pay NLD the remaining balance of any fees due and payable to NLD according to this fee Schedule within 15 days of request.

Schedule A | Page 1

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the Agreement effective as of July 1, 2025.

BOYAR VALUE FUND, INC.		NORTHERN LIGHTS DISTRIBUTORS, LLC
(for the above referenced Fund(s))

By:	/s/ Sam Singh	By:	/s/ Kevin Guerette
Name: Sam Singh		Kevin Guerette
Title: President		President

Schedule A | Page 2

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) NLD expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) NLD’s business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any NLD employees who are involved in the procurement of the services under the Agreement then NLD may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of NLD for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to NLD in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Boyar Asset Management, Inc.
32 West 39th Street, 9th Floor
New York, NY 10018

By:	/s/ Mark A. Boyar
Name: Mark A. Boyar
Title: Executive

Schedule A | Page 3